SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 11, 2016

    SECURITY NATIONAL FINANCIAL CORPORATION
(Exact name of registrant as specified in this Charter)

Utah	000-09341	87-0345941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 South 360 West, Salt Lake City, Utah	84123
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (801) 264-1060

                          Does Not Apply
(Former name or former address, if changed since last report)

Item 1.01.   Other Events

Completion of Stock Purchase Transaction to Acquire First Guaranty Insurance Company

On July 11, 2016, Security National Financial Corporation, through its wholly owned subsidiary, Security National Life Insurance Company ("Security Life") completed the stock purchase transaction with the shareholders of Reppond Holding Corporation, an Arkansas corporation ("Reppond Holding") and sole shareholder of First Guaranty Insurance Company, a Louisiana domestic stock legal reserve life insurance company ("First Guaranty"), to purchase all the outstanding shares of common stock of Reppond Holding. Under the terms of the Stock Purchase Agreement, dated February 17, 2016, between Security Life and Reppond Holding, which was later amended on March 4 and 17, 2016, Security Life paid a total of $6,753,000 at the closing in consideration for the purchase of all the outstanding shares of stock of Reppond Holding from its shareholders. Reppond Holding holds all of the outstanding shares of common stock of First Guaranty.

Reppond Holding had only two shareholders. The purchase price for the Reppond Holding's stock was allocated between the two shareholders of Reppond Holding. One of the shareholders was paid $1,691,250 in cash at closing; the other shareholder was paid $5,061,750 in a combination of cash and real estate properties owned by First Guaranty at closing, with the cash portion of the purchase price payable to such shareholder reduced by an amount equal to the book value of the real estate transferred to such shareholder at closing.  The total book value of the real estate properties was $857,612.  A brokerage fee of $110,000 was also paid at closing from the purchase price.

The portion of the purchase price payable to the shareholder of Reppond Holding in a combination of cash and real estate properties was reduced by the payments that were made to certain former shareholders of Reppond Holding in exchange for full releases of all liens and liabilities under certain former stock purchase agreements involving such former shareholders. Security Life agreed to pay the amounts owed to the former shareholders in satisfaction of the obligation or, if First Guaranty or Reppond Holding had made such payments, Security Life agreed to pay such amounts to First Guaranty or Reppond Holding.

Under the terms of the Stock Purchase Agreement and in consideration for the receipt of the purchase price at closing, the shareholders of Reppond Holding delivered their shares of capital stock in Reppond Holding to Security Life free and clear of all liens, claims and encumbrances. Thus, following completion of Security Life's purchase of all the shares of the Reppond Holding stock pursuant to the terms of the Stock Purchase Agreement, Reppond Holding, which owns all the outstanding stock of First Guaranty, became a wholly-owned subsidiary of Security Life.

The transaction was completed following the satisfaction or waiver of certain conditions set forth in the Stock Purchase Agreement. These conditions included the obtaining of all material orders, consents, permits, authorizations, approvals and waivers (including, without limitation, obtaining the approval of the Louisiana Department of Insurance without the material abrogation or diminishment of First Guaranty's or Reppond Holding's authority or license or the imposition of signification restrictions upon the transactions contemplated thereby). This condition was satisfied on July 8, 2016 when the Department issued an order approving the transaction, as required. The closing of the transaction took place soon thereafter on July 11, 2016.

At December 31, 2015, First Guaranty had 37,069 policies in force and 320 agents. Also, as of December 31, 2015, First Guaranty had revenues of $8,102,000 and a net loss of $724,000. Additionally, as of December 31, 2015, the statutory assets and the capital and surplus of First Guaranty were $55,550,000 and $3,849,000, respectively. As of December 31, 2014, First Guaranty had revenues of $8,080,000 and a net loss of $172,000. Moreover, as of December 31, 2014, the statutory assets and the capital and surplus of First Guaranty were $54,696,000 and $4,581,000, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURITY NATIONAL FINANCIAL CORPORATION
(Registrant)

Date: July 19, 2016	/s/ Scott M. Quist
Scott M. Quist, Chariman, President
and Chief Executive Officer